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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         COMMISSION FILE NO. 333-103634

      SEQUOIA RESIDENTIAL FUNDING, INC. (AS DEPOSITOR UNDER THE POOLING AND SERVICING AGREEMENT, DATED AUGUST 1, 2003, PROVIDING FOR THE ISSUANCE OF THE SEQUOIA MORTGAGE TRUST 2003-5, MORTGAGE PASS-THROUGH CERTIFICATES)

                        SEQUOIA RESIDENTIAL FUNDING, INC.
                    (Exact name as specified in its charter)

                               One Belvedere Place
                                    Suite 330
                              Mill Valley, CA 94941
                                 (415) 389-7373
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)

                Mortgage Pass-Through Certificates, Series 2003-5
            (Title of each class of securities covered by this Form)

                                      NONE

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)      [ ]     Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)      [ ]     Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)     [ ]     Rule 15d-6              [ ]
            Rule 12h-3(b)(1)(i)      [X]

 Approximate number of holders of record as of the certification or notice date:

                                Twenty-seven (27)

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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Sequoia Residential Funding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: June 17, 2004                    SEQUOIA RESIDENTIAL FUNDING, INC.

                         By: /s/ Harold F. Zagunis
                             ---------------------------------------------------
                         Name:  Harold F. Zagunis
                         Title: Chief Financial Officer and Secretary